Exhibit 99.1

GAIN THERAPEUTICS, INC. REPORTS second QUARTER 2022 FINANCIAL RESULTS AND BUSINESS UPDATE

Presented Additional Supportive Preclinical Data for Lead Candidate GT-02287 at Recent Medical

Meetings, Further Validating Therapeutic Potential and Clinical Utility

in Parkinson’s Disease and Gaucher Disease

BETHESDA, MD., August 8, 2022, -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company transforming drug discovery with its proprietary computational discovery platform identifying novel allosteric binding sites and creating small molecule treatments, today announced its financial results for the second quarter ended June 30, 2022, and highlighted recent corporate progress.

“We move into the second half of 2022 having made tangible progress across our pipeline,” said Eric Richman, Chief Executive Officer of Gain Therapeutics. “We continued to expand the body of positive preclinical data on our lead programs in Parkinson’s disease and Gaucher disease, respectively, GT-02287 and GT-02329, which we presented at key scientific conferences, further demonstrating the broad potential of our transformational SEE-Tx® drug discovery platform.”

“SEE-Tx® integrates advances in structural biology and supercomputing technology using a proprietary, patented algorithm to identify unique, never-before-described druggable binding sites on proteins in a fraction of the time of traditional pharmaceutical methods. This revolutionary technology positions Gain at the forefront of modern drug discovery approaches as we seek to break traditional drug discovery barriers and deploy leading-edge science to accelerate the discovery of novel therapies.”

Mr. Richman continued: “We are very encouraged by the accumulating preclinical data, which demonstrate proof-of-concept of the unique, potentially disease-modifying mechanism of action of these compounds.  Based on these data, we believe that our first-in-class small molecule candidates will deliver upon our mission to provide new disease-modifying treatments for underserved patients suffering from genetically defined neurodegenerative diseases and lysosomal storage disorders. We look forward to continuing our progress and moving our lead Parkinson’s and Gaucher disease candidates, GT-02287 and GT-02329, through preclinical development and into the clinic.”

Business and Recent Developments

●	Strong cash position to advance the Company’s programs. As of June 30, 2022, the Company’s cash position was $29.1 million, compared to $36.8 million as of December 31, 2021, positioning Gain with sufficient runway to reach value generating milestones. At this time, the Company anticipates that its existing cash, cash equivalents and marketable securities will enable it to fund its operating expenses and capital expenditure requirements into 2024.

●	Presented positive preclinical data on small molecule lead compound GBA1 in Parkinson’s Disease (PD) program at the XXVII World Congress on Parkinson’s Disease and Related Disorders (IAPRD). In May, Gain presented data generated in two in vitro models and an in vivo model in a poster presentation titled “GT-02287, a Brain-Penetrant Structurally Targeted Allosteric Regulator for Glucocerebrosidase Shows Evidence of Pharmacological Efficacy in Models of Parkinson’s Disease.” The data showed the ability of lead compound GT-02287 to penetrate the brain, target and bind with the beta-glucocerebrosidase (GCase) protein, avoiding its degradation and allowing its transport to the lysosomes where the enzyme can carry out its necessary biological function.

●	Presented positive preclinical data on Gaucher disease (GD) program at IWGGD Symposium. Also in May, Gain presented data generated in two different in vitro models in wild-type (WT) and patient-derived fibroblasts and in patient-derived dopaminergic neurons, as well as in an in vivo transgenic mouse model harboring the L444P mutation in an oral presentation titled “Bain-Penetrant Structurally Targeted Allosteric Regulators for Glucocerebrosidase (GCase) Show Promising Pharmacological Activity in L444P Models of Gaucher Disease.” The data show that the tested compounds increase the levels and activity of the beta-glucocerebrosidase protein, increase co-localization of GCase with lysosomes, and most importantly, decrease disease-causing toxic substrate accumulation in patient-derived fibroblasts and also in a transgenic mouse model of GD, supporting GT-02329’s potential as a therapy to mitigate the neurological effects of GD.

●	Presented positive data on small molecule lead compound GBA1 in Parkinson’s Disease at the 2022 Synuclein Meeting. In April, Gain presented data generated in two different in vitro models covering both WT and the two most pathogenic GBA1 mutations L444P and N370S in a poster presentation titled “Targeting Glucocerebrosidase with Structurally Targeted Allosteric Regulators Corrects Abnormal Phenotypes in Models of Parkinson’s Disease.” The data showed that lead candidate GT-02287 is bioavailable, increases GCase levels, depletes alpha-synuclein, increases lysosomal health, and improves neuronal network and survival in relevant neuronal cell models.

●	Continued to advance lead pipeline programs, including lead GBA1 compound in Parkinson’s Disease towards the clinic. The Company continues to advance GT-02287, a brain-penetrant Structurally Targeted Allosteric Regulator (STAR) of glucocerebrosidase for the treatment of Parkinson’s disease, into the clinic.

Upcoming Milestones

●	Publication of further in vitro and in vivo data of our GBA1 Parkinson’s disease and Gaucher disease programs.
●	Phase 1 first in human clinical trial initiation in our GBA1 Parkinson’s disease program.
●	Advancement of GBA1 Gaucher disease program into IND-enabling toxicology studies.
●	Advancement of lead series identification for Krabbe disease.

●	Announcement of new oncology programs with SEE-Tx® generated Structurally Targeted Allosteric Regulators.
●	New preclinical data being presented at the International Parkinson's and Movement Society Disorder (MDS) annual conference, September 15-18 in Madrid, Spain.

Financial Results

Revenues were $0.95 million for the three-month period ended June 30, 2022 compared to $0.89 million for the same period in 2021. The increase was primarily attributable to the timing and scope of development services under the collaboration agreement with Zentalis Pharmaceuticals.

Research and development expenses totaled $2.58 million for the three-month period ended June 30, 2022 compared to $1.79 million for the same period in 2021, an increase of $0.79 million. The increase in research and development expenses was primarily driven by increased program development activities related to the advancement of the Company’s pre-clinical pipeline, as well as increased personnel-related costs resulting from an increase in employee headcount, which includes the impact of non-cash stock-based compensation.

General and administrative expenses were $2.69 million for the three-month period ended June 30, 2022 compared to $1.81 million for the same period of 2021, an increase of $0.88 million. This increase was primarily due to an increase in personnel-related costs resulting from an increase in employee headcount, which includes the impact of non-cash stock-based compensation, an increase in expenses for legal fees relating to IP and corporate matters, and an increase in professional fees for accounting and investor relations as we continue to expand our business and build management infrastructure.

Total operating expenses increased to $5.27 million, which include the impact of non-cash stock-based compensation of $0.31 million, compared to $3.60 million in the second quarter 2021, which include the impact of non-cash stock-based compensation and warrants of $0.65 million.

Net loss was $5.08 million compared to $3.56 million in the second quarter 2021. The increase in net loss was due to increased research and development expenses, as well as an increase in general and administrative expenses primarily related to investments in the Company’s infrastructure as a publicly traded company.

GAAP basic and diluted net loss per share was $0.43, compared to basic and diluted net loss per share of $0.30 in the second quarter 2021.

Cash, cash equivalents and marketable securities were $29.1 million as of June 30, 2022 compared to $36.8 million at December 31, 2021.

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Collaboration revenues	95,102	81,617	132,640	81,617
Other income	—	7,556	7,468	12,824
Total revenues	$95,102	$89,173	$140,108	$94,441

Operating expenses:
Research and development	(2,582,224)	(1,793,508)	(4,138,664)	(3,215,018)
General and administrative	(2,689,262)	(1,810,228)	(4,466,305)	(2,860,903)
Total operating expenses	(5,271,487)	(3,603,736)	$(8,604,970)	$(6,075,921)

Loss from operations	$(5,176,385)	$(3,514,563)	$(8,464,862)	$(5,981,480)

Other income (expense):
Interest income, net	59,899	5,901	58,248	7,310
Foreign exchange gain/(loss), net	40,212	(44,371)	59,374	(25,832)
Loss before income tax	$(5,076,274)	$(3,553,033)	$(8,347,240)	$(6,000,002)

Income tax	(9,146)	(3,660)	(10,823)	(7,138)

Net loss	$(5,085,420)	$(3,556,693)	$(8,358,063)	$(6,007,140)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.43)	$(0.30)	$(0.70)	$(0.71)
Weighted average common shares - basic and diluted	11,883,368	11,876,460	11,883,368	8,431,410

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$14,305,949	$36,880,673
Marketable securities - current	9,939,496	—
Tax credits	131,586	113,586
Prepaid expenses and other current assets	1,456,059	727,785
Total current assets	$25,833,090	$37,722,044

Non-current assets:
Property and equipment, net	138,909	105,986
Internal-use software	207,667	202,609
Marketable securities - non-current	4,918,117	—
Operating lease - right of use assets	745,884	901,042
Restricted cash	29,835	31,279
Long-term deposits	16,534	22,111
Total non-current assets	6,056,946	1,263,027
Total assets	$31,890,036	$38,985,071

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	$948,902	$560,479
Operating lease liability – current	216,180	219,137
Other current liabilities	2,081,031	1,402,600
Deferred income	80,198	266,504
Loans - short term	83,747	103,826
Total current liabilities	3,410,058	2,552,546

Non-current liabilities:
Defined benefit pension plan	376,295	329,458
Operating lease liability - non-current	544,765	695,053
Loans - long term	542,263	590,468
Total non-current liabilities	1,463,323	1,614,979
Total liabilities	$4,873,381	$4,167,525

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively
Common stock, $0.0001 par value: 50,000,000 shares authorized; 11,883,368 issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	1,189	1,189
Additional paid-in capital	56,444,556	55,832,461
Accumulated other comprehensive loss	(145,568)	(90,645)
Accumulated deficit	(20,925,459)	(7,034,853)
Loss of the period	(8,358,063)	(13,890,606)
Total stockholders’ equity	27,016,655	34,817,546
Total liabilities and stockholders’ equity	$31,890,036	$38,985,071

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is transforming drug discovery with its proprietary computational discovery platform identifying novel allosteric binding sites and creating small molecule treatments to address unmet medical needs.  The ability to identify never-seen-before allosteric targets on proteins involved in diseases across the full spectrum of therapeutic areas provides opportunities for a range of drug-protein interactions, including protein stabilization, protein destabilization, targeted protein degradation, allosteric inhibition and allosteric activation. Gain’s pipeline spans neurodegenerative diseases, lysosomal storage disorders, metabolic diseases and oncology. Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. For more information, please visit https://www.gaintherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements." In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including with respect to any financial forecast or the possibility of any future regulatory approval or filing, may differ materially from those anticipated in these forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on March 25, 2022, as well as other documents that may be filed by the Company from time to time. New risks and uncertainties arise over time, and it is not possible for us to predict all such factors or how they may affect us. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We are under no duty to update any of these forward-looking statements after the date of this earnings release to conform these statements to actual results or revised expectations. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this earnings release.

Investor & Media Contact:

Stacey Jurchinson

VP, Investor Relations

(410) 474-8200

sjurchison@gaintherapeutics.com

Noor Pahlavi
Argot Partners
(212) 600-1902
Gain@argotpartners.com